Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Strong First Quarter 2012 Earnings

NORTHBROOK, Ill., May 2, 2012 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2012:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share amounts and ratios)	2012	2011 (1)	% Change
		(As Adjusted)
Consolidated revenues	$ 8,362	$ 8,095	3.3
Net income	766	524	46.2
Net income per diluted share	1.53	0.98	56.1
Operating income*	710	494	43.7
Operating income per diluted share*	1.42	0.93	52.7
Book value per share	38.57	35.72	8.0
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	35.31	34.46	2.5
Catastrophe losses	259	333	(22.2)
Property-Liability combined ratio	92.1	94.9	(2.8	) pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	88.1	89.9	(1.8	) pts

*             Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

(1)           Allstate adopted new deferred acquisition costs “DAC” accounting guidance on a retrospective basis as of January 1, 2012.  Accordingly, all prior period balances have been adjusted.  The DAC and shareholders’ equity balances were reduced by $572 million and $376 million, respectively, when compared to the previously reported December 31, 2011 balances.

“Our focus on improving returns while executing a strategy to offer unique products to different customer segments generated strong results in the first quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Maintaining margins in auto insurance and continued implementation of our homeowner profit improvement program resulted in solid returns in our property-casualty business.  Allstate Financial had increased operating and net income reflecting its return improvement program and increased partnership income.  Overall premiums increased reflecting the acquisition of Esurance, higher average homeowners premiums, and growth in emerging businesses.  Partially offsetting was an expected reduction in auto policies in the Allstate Agency channel reflecting profit improvement plans in New York and Florida and the secondary impact of raising homeowner pricing.  Investment results were also good as higher earnings from limited partnerships and proactive management of the portfolio offset the continuing impact of low interest rates.  As a result, this quarter book value per share increased 6.6%, the dividend was increased by 5% to $.22 per share, and $300 million of common stock was repurchased.”

Consolidated Financial Results

Net income for the quarter was $766 million, or $1.53 per diluted share, compared to $524 million, or $0.98 per diluted share in the first quarter 2011.  The increase was due to improvement in operating income and to a lesser extent, realized capital gains.  Operating income was $710 million, or $1.42 per diluted share, compared to $494 million, or $0.93 per diluted share in 2011.  The increase in operating income was primarily due to an improvement in the underlying margin for Allstate brand homeowners and other personal lines, lower catastrophe losses, as well as a benefit from the reclassification of limited partnership income on investments accounted for using the equity method of accounting from realized capital gains to operating income beginning in 2012.

Property-Liability Profitability Increased as Underlying Margin Improved

In the first quarter 2012, Allstate made continued progress on its strategy to improve homeowners returns while maintaining auto margins.  The Property-Liability combined ratio for the quarter was 92.1, a 2.8 point improvement from the prior year quarter.  The underlying Property-Liability combined ratio was 88.1, 1.8 points better than the prior year and within the outlook range of 88 to 91 for the year.

Allstate brand homeowners combined ratio was 80.2 for the first quarter 2012 versus 91.4 for the prior year quarter.  The underlying homeowners combined ratio improved to 67.0 from 74.0 in the first quarter of 2011 due to approved rate increases and a decline in loss costs.  The combined ratio for Allstate brand standard auto was 95.2, 0.2 points higher than the prior year, as the impact of approved rate changes essentially offset the change in loss costs.  The underlying combined ratio for Allstate brand standard auto was comparable to the prior year quarter.  Improvements in emerging businesses also contributed positively to the results in the quarter.

Total Property-Liability premiums written* increased 4% from the first quarter of 2011 to $6.46 billion reflecting the acquisition of Esurance which experienced favorable results for net premiums written and units as expected.  Allstate brand standard auto premiums written declined 1.2% from the prior year, a result anticipated due to actions taken to improve auto profitability in New York and Florida and homeowners returns.  Allstate brand homeowners and other personal lines as well as Encompass contributed to premiums written growth in the quarter.

Allstate Financial Continues to Successfully Execute Strategy

Allstate Financial results reflect continued progress to improve overall business returns while shifting the focus to underwritten products from spread-based products.  For the first quarter, Allstate Financial generated net income of $112 million, an increase of 9.8% from the prior year.  The improvement reflected an increase in operating income and absence of the loss on wind-down of its banking business in 2011, partially offset by current year realized capital losses compared to prior year realized capital gains.

Operating income was $150 million versus $113 million in the first quarter 2011.  The increase in operating income included a $60 million ($39 million after-tax) benefit from the classification of equity method limited partnership income as net investment income in 2012.  Our annual study of deferred acquisition cost assumptions (“annual unlock study”) has been moved to the third quarter of 2012.  The 2011 annual unlock study resulted in an unfavorable impact to operating income of $7 million (after-tax) in the first quarter of 2011.

Growth in premiums and contract charges on underwritten products for the first quarter 2012 of $18 million was more than offset by a decline in annuities of $34 million.  Consistent with the shift to focus on underwritten products, contractholder funds were reduced by $729 million in the first quarter and $5.2 billion from March 31, 2011.  Allstate Agencies continued to generate strong year-over-year sales growth with a 16% increase in issued life insurance policies compared to the prior year quarter.

Investment Results Reflect Proactive Management

Allstate continued its proactive management of investment risk and return, delivering solid total returns while focusing on managing yields during this period of historically low interest rates.  Portfolio actions in the first quarter 2012 included optimizing our yield curve position by shifting out of longer-term municipal bonds and shorter-term lower-yielding Treasuries into intermediate investment grade corporate bonds and shifting public equity holdings into high-yield corporate bonds.

Allstate’s consolidated investment portfolio totaled $97.0 billion at March 31, 2012 compared to $95.6 billion at December 31, 2011, as solid investment returns and operating cash flow more than offset the expected reduction in Allstate Financial’s liabilities.  The pre-tax net unrealized capital gain totaled $3.6 billion at March 31, 2012, compared to $2.9 billion at December 31, 2011, as the impact of tightening credit spreads and strong equity markets was partially offset by rising interest rates and realized gains.

For the first quarter of 2012, net investment income was $1.0 billion and total portfolio yield was 4.6%, both representing increases over the first quarter of 2011 and the prior quarter.  To more closely align the results of our expanding strategies in alternative investments and private asset ownership with the liabilities they support, equity method limited partnership results are being classified as net investment income beginning in 2012.  Excluding the results of these limited partnerships, first quarter 2012 total portfolio yield of 4.3% was comparable to prior year while net investment income was lower, consistent with the expected reduction in Allstate Financial’s liabilities.

Pre-tax net realized capital gains for the first quarter of 2012 were $168 million, compared to $96 million in first quarter 2011.  Realized capital gains in the first quarter of 2012 reflect sales of equity securities and an improving trend in impairment write-downs.

Book Value per Diluted Share Increased 8%; Repurchased $300 Million in Shares

“Managing capital remains a key priority for Allstate.  During the quarter, Allstate repurchased shares worth $300 million, bringing total repurchases to $406 million under the current $1 billion authorization.  Book value per diluted share reached a record $38.57 on strong operating results, improved portfolio values, and an active share repurchase program,” said Steve Shebik, Chief Financial Officer.  Book value per diluted share increased 8% from the first quarter 2011 and 6.6% from year-end 2011.

Statutory surplus at March 31, 2012 was an estimated $16.1 billion for our combined insurance operating companies.  Property-Liability surplus was $12.6 billion and Allstate Financial companies accounted for the remainder.  This compares to statutory surplus at December 31, 2011 of $15.6 billion.  During the first quarter, Allstate Insurance Company paid a $450 million cash dividend to the holding company.  Deployable assets at the holding company level totaled $2.7 billion at March 31, 2012.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, May 3.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2012	2011
	(unaudited)
		(As Adjusted)
Revenues
Property-liability insurance premiums	$6,630	$6,448
Life and annuity premiums and contract charges	553	569
Net investment income	1,011	982
Realized capital gains and losses:
Total other-than-temporary impairment losses	(87)	(156)
Portion of loss recognized in other comprehensive income	4	(27)
Net other-than-temporary impairment losses recognized in earnings	(83)	(183)
Sales and other realized capital gains and losses	251	279
Total realized capital gains and losses	168	96

	8,362	8,095

Costs and expenses
Property-liability insurance claims and claims expense	4,339	4,476
Life and annuity contract benefits	439	454
Interest credited to contractholder funds	378	418
Amortization of deferred policy acquisition costs	979	984
Operating costs and expenses	1,017	900
Restructuring and related charges	6	9
Interest expense	95	92
	7,253	7,333

Gain (loss) on disposition of operations	3	(20)

Income from operations before income tax expense	1,112	742

Income tax expense	346	218

Net income	$766	$524

Earnings per share:

Net income per share - Basic	$1.54	$0.99

Weighted average shares - Basic	498.7	531.0

Net income per share - Diluted	$1.53	$0.98

Weighted average shares - Diluted	501.5	533.6

Cash dividends declared per share	$0.22	$0.21

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended
	March 31,
	2012	2011

Property-Liability
Premiums written	$6,463	$6,215
Premiums earned	$6,630	$6,448
Claims and claims expense	(4,339)	(4,476)
Amortization of deferred policy acquisition costs	(878)	(864)
Operating costs and expenses	(884)	(769)
Restructuring and related charges	(6)	(11)
Underwriting income	523	328
Net investment income	313	284
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(4)
Business combination expenses and the amortization of purchased intangible assets	47	--
Income tax expense on operations	(281)	(181)
Operating income	601	427

Realized capital gains and losses, after-tax	124	38
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	3
Business combination expenses and the amortization of purchased intangible assets, after-tax	(31)	--
Net income	$695	$468
Catastrophe losses	$259	$333
Operating ratios:
Claims and claims expense ratio	65.4	69.4
Expense ratio	26.7	25.5
Combined ratio	92.1	94.9
Effect of catastrophe losses on combined ratio	3.9	5.2
Effect of prior year reserve reestimates on combined ratio	(3.1)	(0.7)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(2.5)	(0.5)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.7	--
Effect of Discontinued Lines and Coverages on combined ratio	--	0.1
Allstate Financial
Investments	$57,620	$60,484
Premiums and contract charges	$553	$569
Net investment income	687	684
Periodic settlements and accruals on non-hedge derivative instruments	15	17
Contract benefits	(439)	(454)
Interest credited to contractholder funds	(368)	(425)
Amortization of deferred policy acquisition costs	(86)	(95)
Operating costs and expenses	(142)	(132)
Restructuring and related charges	--	2
Income tax expense on operations	(70)	(53)
Operating income	150	113

Realized capital gains and losses, after-tax	(14)	25
Valuation changes on embedded derivatives that are not hedged, after-tax	(6)	8
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(10)	(22)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	3
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)
Gain (loss) on disposition of operations, after-tax	2	(13)
Net income	$112	$102
Corporate and Other
Net investment income	$11	$14
Operating costs and expenses	(86)	(91)
Income tax benefit on operations	34	31
Operating loss	(41)	(46)
Realized capital gains and losses, after-tax	--	--
Net loss	$(41)	$(46)
Consolidated net income	$766	$524

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31,	December 31,
	2012	2011
Assets	(unaudited)
		(As Adjusted)
Investments:
Fixed income securities, at fair value (amortized cost $74,060 and $73,379)	$77,223	$76,113
Equity securities, at fair value (cost $3,430 and $4,203)	3,847	4,363
Mortgage loans	7,167	7,139
Limited partnership interests	4,637	4,697
Short-term, at fair value (amortized cost $1,886 and $1,291)	1,886	1,291
Other	2,249	2,015
Total investments	97,009	95,618
Cash	577	776
Premium installment receivables, net	4,908	4,920
Deferred policy acquisition costs	3,716	3,871
Reinsurance recoverables, net	7,118	7,251
Accrued investment income	846	826
Deferred income taxes	201	722
Property and equipment, net	912	914
Goodwill	1,242	1,242
Other assets	2,049	2,069
Separate Accounts	7,355	6,984
Total assets	$125,933	$125,193
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,283	$20,375
Reserve for life-contingent contract benefits	14,296	14,406
Contractholder funds	41,603	42,332
Unearned premiums	9,888	10,057
Claim payments outstanding	750	827
Other liabilities and accrued expenses	6,490	5,978
Long-term debt	6,058	5,908
Separate Accounts	7,355	6,984
Total liabilities	106,723	106,867

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 493 million and 501 million shares outstanding	9	9
Additional capital paid-in	3,151	3,189
Retained income	32,565	31,909
Deferred ESOP expense	(41)	(43)
Treasury stock, at cost (407 million and 399 million shares)	(17,034)	(16,795)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(100)	(174)
Other unrealized net capital gains and losses	2,412	2,041
Unrealized adjustment to DAC, DSI and insurance reserves	(438)	(467)
Total unrealized net capital gains and losses	1,874	1,400
Unrealized foreign currency translation adjustments	65	56
Unrecognized pension and other postretirement benefit cost	(1,407)	(1,427)
Total accumulated other comprehensive income	532	29
Total shareholders’ equity	19,182	18,298
Noncontrolling interest	28	28
Total equity	19,210	18,326
Total liabilities and equity	$125,933	$125,193

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Three months ended March 31,
	2012	2011
Cash flows from operating activities	(unaudited)
		(As Adjusted)
Net income	$766	$524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	96	31
Realized capital gains and losses	(168)	(96)
(Gain) loss on disposition of operations	(3)	20
Interest credited to contractholder funds	378	418
Changes in:
Policy benefits and other insurance reserves	(346)	(58)
Unearned premiums	(180)	(248)
Deferred policy acquisition costs	52	67
Premium installment receivables, net	19	3
Reinsurance recoverables, net	57	(117)
Income taxes	333	203
Other operating assets and liabilities	(197)	(21)
Net cash provided by operating activities	807	726

Cash flows from investing activities
Proceeds from sales
Fixed income securities	5,689	8,363
Equity securities	1,059	642
Limited partnership interests	403	113
Mortgage loans	6	26
Other investments	36	63
Investment collections
Fixed income securities	966	1,201
Mortgage loans	170	88
Other investments	23	77
Investment purchases
Fixed income securities	(7,008)	(10,207)
Equity securities	(128)	(144)
Limited partnership interests	(318)	(334)
Mortgage loans	(216)	(26)
Other investments	(163)	(58)
Change in short-term investments, net	(379)	1,649
Change in other investments, net	(9)	(119)
Purchases of property and equipment, net	(51)	(48)
Disposition of operations	(1)	(1)
Net cash provided by investing activities	79	1,285

Cash flows from financing activities
Proceeds from issuance of long-term debt	493	--
Repayment of long-term debt	(350)	--
Contractholder fund deposits	485	596
Contractholder fund withdrawals	(1,299)	(2,122)
Dividends paid	(106)	(107)
Treasury stock purchases	(309)	(305)
Shares reissued under equity incentive plans, net	15	9
Excess tax benefits on share-based payment arrangements	(1)	(3)
Other	(13)	--
Net cash used in financing activities	(1,085)	(1,932)
Net (decrease) increase in cash	(199)	79
Cash at beginning of period	776	562
Cash at end of period	$577	$641

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax

•       business combination expenses and the amortization of purchased intangible assets, after-tax,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income.

($ in millions, except per share data)	For the three months ended March 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income	$601	$427	$150	$113	$710	$494	$1.42	$0.93
Realized capital gains and losses	189	57	(21)	39	168	96
Income tax (expense) benefit	(65)	(19)	7	(14)	(58)	(33)
Realized capital gains and losses, after-tax	124	38	(14)	25	110	63	0.22	0.12
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(6)	8	(6)	8	(0.01)	0.02
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(10)	(22)	(10)	(22)	(0.02)	(0.04)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	3	--	3	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	3	(10)	(12)	(9)	(9)	(0.02)	(0.02)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(31)	--	--	--	(31)	--	(0.06)	--
Gain (loss) on disposition of operations, after-tax	--	--	2	(13)	2	(13)	--	(0.03)
Net income	$695	$468	$112	$102	$766	$524	$1.53	$0.98

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.   We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability underlying combined ratio to the Property-Liability combined ratio is provided in the following table.

	Three months ended March 31,
	2012	2011
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	88.1	89.9
Effect of catastrophe losses	3.9	5.2
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(0.2)
Effect of business combination expense and the amortization of purchased intangible assets	0.7	--
Combined ratio	92.1	94.9

Effect of prior year catastrophe reserve reestimates	(2.5)	(0.5)

Underwriting margin is calculated as 100% minus the combined ratio.

The Property-Liability underlying combined ratio by brand is provided in the following table.

	Three months ended March 31,
	2012	2011
Allstate brand	87.0	89.7
Encompass brand	96.6	93.1
Esurance brand	109.1	--

In this news release, we provide our outlook range on the Property-Liability 2012 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended March 31,
	2012	2011
Underlying combined ratio	94.9	94.8
Effect of catastrophe losses	1.2	0.5
Effect of prior year non-catastrophe reserve reestimates	(0.9)	(0.3)
Combined ratio	95.2	95.0

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.1)

A reconciliation of the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended March 31,
	2012	2011
Underlying combined ratio	67.0	74.0
Effect of catastrophe losses	12.6	17.7
Effect of prior year non-catastrophe reserve reestimates	0.6	(0.3)
Combined ratio	80.2	91.4

Effect of prior year catastrophe reserve reestimates	(8.5)	(2.4)

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2012	2011
Book value per share
Numerator:
Shareholders’ equity	$19,182	$18,898
Denominator:
Shares outstanding and dilutive potential shares outstanding	497.3	529.0
Book value per share	$38.57	$35.72

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,182	$18,898
Unrealized net capital gains and losses on fixed income securities	1,620	671
Adjusted shareholders’ equity	$17,562	$18,227
Denominator:
Shares outstanding and dilutive potential shares outstanding	497.3	529.0
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$35.31	$34.46

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended March 31,
	2012	2011
Property-Liability premiums written	$6,463	$6,215
Decrease in unearned premiums	167	234
Other	--	(1)
Property-Liability premiums earned	$6,630	$6,448

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2012 and returns on equity.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Returns on equity may be materially less than projected and adversely affected by our inability to obtain regulatory approval for rate changes that may be required to achieve targeted levels of profitability.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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